Exhibit 99.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In Re:	Chapter 11 Case No.

Northwest Airlines Corporation, et. al.	05-17930 (ALG)

Debtors	(Jointly Administered)

MONTHLY OPERATING STATEMENT FOR THE PERIOD

FROM APRIL 1, 2006 TO APRIL 30, 2006

DEBTOR’S ADDRESS:	NORTHWEST AIRLINES CORPORATION
2700 LONE OAK PARKWAY
EAGAN, MN 55121-1534

DEBTOR’S ATTORNEY:	CADWALADER, WICKERSHAM & TAFT LLP
ONE WORLD FINANCIAL CENTER
NEW YORK, NY 10281

(in thousands)
CONSOLIDATED MONTHLY DISBURSEMENTS:	$1,033,875

CONSOLIDATED MONTHLY OPERATING PROFIT (LOSS):	$53,162

REPORT PREPARER:	NORTHWEST AIRLINES CORPORATION (DEBTOR-IN-POSSESSION)

The undersigned, having reviewed the attached report and being familiar with the Debtor’s financial affairs, verifies under penalty of perjury, that the information contained therein is complete, accurate and truthful to the best of my knowledge.

Date: May 31, 2006	/s/ Anna M. Schaefer
Anna M. Schaefer
Vice President - Finance and Chief Accounting Officer
(principal accounting officer)
2700 Lone Oak Parkway
Eagan, Minnesota 55121-1534
(612) 726-2111

Indicate if this is an amended statement by checking here:    AMENDED STATEMENT  ___________

NORTHWEST AIRLINES CORPORATION

(DEBTOR-IN-POSSESSION)

Northwest Airlines Corporation

(Debtor-in-Possession)

for the month ended April 30, 2006

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited, in millions)

Operating Revenues
Passenger	$756
Regional carrier revenues	126
Cargo	77
Other	81
Total operating revenues	1,040

Operating Expenses
Salaries, wages and benefits	220
Aircraft fuel and taxes	281
Selling and marketing	62
Aircraft maintenance materials and repairs	57
Other rentals and landing fees	49
Depreciation and amortization	45
Aircraft rentals	18
Regional carrier expenses	122
Other	133
Total operating expenses	987

Operating Income (Loss)	53

Other Income (Expense)
Interest expense, net	(46)
Investment income	6
Reorganization items, net	(309)
Other, net	1
Total other income (expense)	(348)

Income (Loss) Before Income Taxes	(295)

Income tax expense (benefit)	—

Net Income (Loss)	$(295)

The accompanying notes are an integral part of these unaudited consolidated financial statements.  The above financial statement includes the operating results of certain non-debtor entities.  Please see consolidating financials in Schedules 1-3.

Northwest Airlines Corporation

(Debtor-in-Possession)

as of April 30, 2006

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)

Assets

Current Assets
Cash and cash equivalents	$810
Unrestricted short-term investments	595
Restricted cash, cash equivalents and short-term investments	591
Accounts receivable, net	713
Flight equipment spare parts, net	127
Prepaid expenses and other	398
Total current assets	3,234

Property and Equipment
Flight equipment, net	7,457
Other property and equipment, net	747
Total property and equipment	8,204

Flight Equipment Under Capital Leases, net	22

Other Assets
Intangible pension asset	363
International routes	634
Investments in affiliated companies	43
Other	940
Total other assets	1,980
Total Assets	$13,440

Liabilities and Stockholders’ Equity (Deficit)

Current Liabilities
Air traffic liability	$1,888
Accounts payable and other liabilities	1,479
Current maturities of long-term debt and capital lease obligations	104
Total current liabilities	3,471

Long-Term Debt	1,438

Deferred Credits and Other Liabilities
Long-term pension and postretirement health care benefits	364
Other	98
Total deferred credits and other liabilities	462

Liabilities Subject to Compromise	14,811

Preferred Redeemable Stock Subject to Compromise	279

Common Stockholders’ Equity (Deficit)
Common stock	1
Additional paid-in capital	1,502
Accumulated deficit	(5,947)
Accumulated other comprehensive income (loss)	(1,564)
Treasury stock	(1,013)
Total common stockholders’ equity (deficit)	(7,021)
Total Liabilities and Stockholders’ Equity (Deficit)	$13,440

The accompanying notes are an integral part of these unaudited consolidated financial statements.  The above financial statement includes the operating results of certain non-debtor entities.  Please see consolidating financials in Schedules 1-3.

Northwest Airlines Corporation

(Debtor-in-Possession)

for the month ended April 30, 2006

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

Cash Flows from Operating Activities
Net income (loss)	$(295)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	45
Pension and other postretirement benefit contributions less than expense	17
Changes in certain assets and liabilities	59
Long-term vendor deposits/holdbacks	(47)
Reorganization items, net	309
Other, net	12
Net cash provided by (used in) operating activities	100

Cash Flows from Reorganization Activities
Net cash provided by (used in) reorganization activities	23

Cash Flows from Investing Activities
Capital expenditures	(26)
Proceeds from sales of short-term investments	9
Decrease (increase) in restricted cash, cash equivalents and short-term investments	61
Net cash provided by (used in) investing activities	44

Cash Flows from Financing Activities
Payments of long-term debt and capital lease obligations	(34)
Net cash provided by (used in) financing activities	(34)

Increase (Decrease) in Cash and Cash Equivalents	133

Cash and cash equivalents at beginning of period	677
Cash and cash equivalents at end of period	$810

Cash and cash equivalents and unrestricted short-term investments at end of period	$1,405

Supplemental Cash Flow Information:
Interest paid	$36

Investing and Financing Activities Not Affecting Cash:
Manufacturer financing of aircraft, aircraft pre-delivery deposits and other non-cash transactions	$—

The accompanying notes are an integral part of these unaudited consolidated financial statements. The above financial statement includes the operating results of certain non-debtor entities. Please see consolidating financials in Schedules 1-3.

Northwest Airlines Corporation

(Debtor-in-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

The condensed consolidated financial statements of Northwest Airlines Corporation (“NWA Corp.”), a holding company whose principal indirect operating subsidiary is Northwest Airlines, Inc. (“Northwest”), include the accounts of NWA Corp. and all consolidated subsidiaries (collectively, the “Company”). The condensed consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) have been condensed or omitted as permitted by such rules and regulations. These financial statements and related notes should be read in conjunction with the financial statements and notes included in the Company’s Form 10-Q for the quarter ended March 31, 2006, and the Company’s audited consolidated financial statements, which are provided in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. The Company’s accounting and reporting policies are summarized in “Note 2 – Summary of Significant Accounting Policies” in the Annual Report on Form 10-K for 2005.

As discussed in Note 2, on September 14, 2005 (the “Petition Date”), NWA Corp. and certain of its direct and indirect subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). Subsequently, on September 30, 2005, NWA Aircraft Finance, Inc., an indirect subsidiary of NWA Corp., also filed a voluntary petition for relief under Chapter 11. The Bankruptcy Court is jointly administering these cases under the caption “In re Northwest Airlines Corporation, et al., Case No. 05-17930 (ALG)” (the “Chapter 11 case”). Accordingly, the accompanying condensed consolidated financial statements have been prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code (“SOP 90-7”), and on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of post-petition liabilities in the ordinary course of business. In accordance with SOP 90-7, the financial statements for the periods presented distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the Company.

The Company maintains a Web site at http://www.nwa.com. Annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, all amendments to those reports and other information about the Company are available free of charge through this Web site at http://ir.nwa.com as soon as reasonably practicable after those reports are electronically filed with or furnished to the SEC. For information or questions concerning the Company’s Chapter 11 restructuring see: http://www.nwa-restructuring.com.

In the opinion of management, the interim financial statements reflect adjustments, consisting of normal recurring accruals, unless otherwise noted, which are necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods indicated.

The Company’s results of operations for interim periods are not necessarily indicative of the results for an entire year due to seasonal factors as well as competitive and general economic conditions. The Company’s second and third quarter operating results have historically been more favorable due to increased leisure travel on domestic and international routes during the spring and summer months.

The Company believes that the material risks and uncertainties that could affect the outlook of an airline operating under Chapter 11 and in a global economy include, among others, the ability of the Company to continue as a going concern, the ability of the Company to obtain and maintain any necessary financing for operations and other purposes, whether debtor-in-possession financing or other financing, the ability of the Company to maintain adequate liquidity, the ability of the Company to absorb escalating fuel costs, the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceedings prosecuted by it from time to time, the ability of the Company to develop, confirm and consummate a plan of reorganization with respect to its Chapter 11 proceedings, risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm a plan of reorganization, to appoint a Chapter 11 trustee or to convert the cases to Chapter 7 cases, the ability of the Company to obtain and maintain normal terms with vendors and service providers, the Company’s ability to maintain contracts that are critical to its operations, the ability of the Company to realize assets and satisfy liabilities without substantial adjustments and/or changes in ownership, the potential adverse impact of the Chapter 11 proceedings on the Company’s liquidity or results of operations, the ability of the Company to operate pursuant to the terms of its financing facilities (particularly the related financial covenants), the ability of the Company to attract, motivate and/or retain key executives and associates, the future level of air travel demand, the Company’s future passenger traffic and yields, the airline industry pricing environment, increased costs for security, the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the United States and other regions of the world, the price and availability of jet fuel, the aftermath of the war in Iraq, the possibility of additional terrorist attacks or the fear of such attacks, concerns about SARS, Avian flu or other influenza or contagious illnesses, work disruptions, labor negotiations both at other carriers and the Company, low cost carrier expansion, capacity decisions of other carriers, actions of the U.S. and foreign governments, foreign currency exchange rate fluctuations, inflation and other factors discussed herein. Additional information with respect to these factors and other events that could cause differences between forward-looking statements and future actual results is contained in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Form 10-Q for the quarter ended March 31, 2006 and “Item 1. Business - Risk Factors Related to Northwest and the Airline Industry” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Note 2 – Voluntary Reorganization Under Chapter 11

Background and General Bankruptcy Matters. On September 14, 2005, NWA Corp. and 12 of its direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York. Subsequently, on September 30, 2005, NWA Aircraft Finance, Inc., an indirect subsidiary of NWA Corp., also filed a voluntary petition for relief under Chapter 11. The Bankruptcy Court is jointly administering these cases under the caption “In re Northwest Airlines Corporation, et al., Case No. 05-17930 (ALG)”. Accordingly, the accompanying consolidated financial statements have been prepared in accordance with SOP 90-7, and on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of post-petition liabilities in the ordinary course of business. In accordance with SOP 90-7, the financial statements for the periods presented distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the Company. The consolidated financial statements shown herein include certain subsidiaries that did not file to reorganize under Chapter 11. The assets and liabilities of these subsidiaries are not considered material to the consolidated financial statements.

Our consolidated financial statements have been prepared in accordance with GAAP on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, our consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should we be unable to continue as a going concern.

However, as a result of the Company’s Chapter 11 proceedings and other matters discussed in “Item 1. Business — Risk Factors Related to Northwest and the Airline Industry” in the Company’s Annual Report on Form 10-K for 2005, realization of assets and satisfaction of liabilities, without substantial adjustments and/or changes in ownership, are subject to uncertainties. Given these uncertainties, there is substantial doubt about the Company’s ability to continue as a going concern.

The Company intends to use the provisions of Chapter 11 to reorganize its business in order to return to profitability on a sustained basis. The Chapter 11 process will allow the Company to realize three major elements essential to its transformation including:

•                  Achieving $2.5 billion in annual business improvements, including $2.2 billion in annual reductions in both labor and non-labor costs, $1.7 billion of which is incremental to year-end 2005 results;

•                  Resizing and optimization of the Company’s fleet to better serve Northwest’s markets;

•                  Restructuring and recapitalization of the Company’s balance sheet, including a targeted reduction in debt and lease obligations of approximately $4.2 - $4.4 billion, providing debt and equity levels consistent with long-term profitability.

The Company has taken a number of actions necessary to achieve these objectives. These actions are outlined below and in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Chapter 11 Proceedings” in the Annual Report on Form 10-K for the year ended December 31, 2005 and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Overview” in the Company’s Form 10-Q for quarter ended March 31, 2006. In addition, any business plan that forms the basis for a plan of reorganization will have to produce sufficient returns to permit the Company to have adequate access to the capital markets. Any plan will likely require profit improvements and/or cost reductions beyond those elements identified above. The Company will continue to refine its Chapter 11 related goals and objectives in response to market conditions.

As required by the Bankruptcy Code, the United States Trustee for the Southern District of New York appointed on September 30, 2005, an Official Committee of Unsecured Creditors (the “Creditors’ Committee”). The Creditors’ Committee and its legal representatives have a right to be heard on all matters that come before the Bankruptcy Court concerning the reorganization. There can be no assurance that the Creditors’ Committee will support the Company’s positions or plan of reorganization.

With the exception of the Company’s non-debtor subsidiaries, the Company continues to operate the business as “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and applicable court orders. In general, as debtor-in-possession, the Company is authorized under Chapter 11 to continue to operate as an ongoing business, but may not engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court. In conjunction with the commencement of the Chapter 11 case, the Debtors sought and obtained several orders from the Bankruptcy Court that were intended to enable the Debtors to operate in the normal course of business during the Chapter 11 case. The most significant of these orders (i) authorize the Company to honor pre-petition obligations to customers, (ii) authorize the Company to honor obligations to employees for pre-petition employee salaries, wages, incentive compensation, and benefits, and (iii) permit the Debtors to operate their consolidated cash management system during the Chapter 11 case in substantially the same manner as it was operated prior to the commencement of the Chapter 11 case.

The bankruptcy filing triggered defaults on substantially all the Company’s debt and lease obligations. Under Section 362 of the Bankruptcy Code, the filing of a bankruptcy petition automatically stays most actions against a debtor, including most actions to collect pre-petition indebtedness or to exercise control over the property of a debtor’s estate. Absent an order of the Bankruptcy Court, substantially all pre-petition liabilities are subject to settlement under the plan of reorganization.

The Debtors’ rights to possess and operate certain qualifying aircraft, aircraft engines and other aircraft-related equipment that are leased or subject to a security interest or conditional sale contract are governed by Section 1110 of the Bankruptcy Code. Section 1110 provides that unless the Debtors take certain action within 60 days after the Petition Date or such later date as is agreed by the applicable lessor, secured party, or conditional vendor, the contractual rights of such financier to take possession of such equipment and to enforce any of its other rights or remedies under the applicable agreement are not limited or otherwise affected by the automatic stay or any other provision of the Bankruptcy Code.

The Section 1110 deadline for the Debtors was November 14, 2005. The Debtor has targeted to restructure approximately 50% of its fleet count and is currently on track to realize a projected reduction of approximately $2.6 billion in balance sheet debt and present value of operating lease payments related to these assets. Agreements are in place or have been tentatively reached for the majority of the targeted savings; manufacturer agreements have also been reached with certain aircraft, aircraft engine, and aircraft-related equipment manufacturers. The Company is currently in negotiations with the other parties.

The Debtors’ balance sheet debt as of December 31, 2005 included $1.7 billion in unsecured pre-petition debt obligations. These obligations are reflected in the Debtors’ liabilities subject to compromise. See “Item 8. Consolidated Financial Statements and Supplementary Data, Note 6 – Liabilities Subject to Compromise” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for additional information.

Under Section 365 of the Bankruptcy Code, debtors may assume, assume and assign, or reject certain executory contracts and unexpired leases, including leases of real property, aircraft, and aircraft engines, subject to the approval of the Bankruptcy Court and other conditions. In general, rejection of an unexpired lease or executory contract is treated as a pre-petition breach of the lease or contract in question. Subject to certain exceptions, this rejection relieves debtors of performing their future obligations under that lease or contract but entitles the lessor or contract counterparty to a pre-petition general unsecured claim for damages caused by the deemed breach. These pre-petition general unsecured claims for damages, where appropriate, are reflected in the Debtors’ liabilities subject to compromise. See “Note 4 – Liabilities Subject to Compromise” for additional information. The Company expects that additional liabilities subject to compromise will arise in the future as a result of damage claims resulting from the rejection of certain executory contracts and unexpired leases by the Debtors. However, the Company expects that the assumption of certain executory contracts and unexpired leases may convert liabilities subject to compromise to liabilities not subject to compromise. Due to the uncertain nature of many of the potential rejection and abandonment related claims, the Company is unable to project the magnitude of these overall claims with any degree of certainty at this time.

Labor Cost Restructuring. The Bankruptcy Code provides special treatment for collective bargaining agreements (“CBAs”). In particular, Section 1113(c) of the Bankruptcy Code permits the Company to move to reject its CBAs if the Company first satisfies a number of statutorily prescribed substantive and procedural prerequisites and obtains the Bankruptcy Court’s approval of the rejection or the expiration of the statutorily prescribed time period. After bargaining in good faith and sharing relevant information with its unions, a debtor must make proposals to modify its existing CBAs based on the most complete and reliable information available at the time. The proposed modifications must be necessary to permit the reorganization of a debtor and must provide that all the affected parties are treated fairly and equitably. Ultimately, rejection of the CBAs is appropriate if the unions refuse to agree to a debtor’s necessary proposal “without good cause” and the Bankruptcy Court determines that the balance of the equities favors rejection. In October 2005, the Company commenced Section 1113(c) proceedings with the Professional Flight Attendants Association (“PFAA”), the Air Line Pilots Association (“ALPA”), and the International Association of Machinists and Aerospace Workers (“IAM”), and has subsequently completed the Section 1113(c) hearing with the PFAA and ALPA.

In November 2005, the Company obtained interim wage reductions either consensually or through Section 1113(e), which will remain in place until consensual agreements are reached or until the resolution of the Section 1113(c) process.

On January 13, 2006, the IAM, which represents the Company’s ground employees, customer service agents and reservation agents, agreed to submit the Company’s contract settlement proposal to its members for ratification. As a result of the IAM’s agreement, the Company did not begin the Section 1113(c) hearing related to the IAM collective bargaining agreements. On March 7, 2006, the IAM announced that the contract proposal, covering the Company’s customer service and reservations employees, was ratified by a majority of its members. The Company’s contract proposal was not ratified by the IAM-represented equipment service employees (“ESEs”); however, on May 19, 2006 the Company and the IAM were able to reach a tentative contract agreement involving the airline’s ESEs and stock clerks. The IAM has agreed to endorse the agreement, which will now be sent to the employees for ratification.

On March 1, 2006, the Company reached a tentative consensual agreement on a new contract with its flight attendants represented by the PFAA. The flight attendant agreement is subject to ratification by the Company’s PFAA-represented employees. Voting is expected to be completed by early June 2006 on the PFAA tentative agreement. On March 3, 2006, the Company reached a tentative consensual agreement on a new contract with its pilots, represented by ALPA. The pilot agreement was ratified by Northwest’s pilots on May 3, 2006. Currently, all of the tentative or ratified agreements with the PFAA, ALPA and the IAM, are conditioned on the other agreements becoming effective or on the Company’s obtaining the contemplated savings through implementation of new contract terms. As a result of the tentative agreements with the PFAA and ALPA, the judge has not ruled on the Company’s Section 1113(c) motions and is not expected to rule with respect to an employee group that ratifies a new collective bargaining agreement.

If a tentative agreement is not ratified, the Company would seek to impose new contract terms pursuant to the Section 1113(c) process. Certain of the Company’s unions have threatened to strike were new contract terms to be imposed. The Company believes that the impacted employee groups are not permitted to strike or engage in self-help remedies under the Railway Labor Act (“RLA”). In the event the Company were to impose new contract terms under Section 1113(c) and the impacted union sought to strike or engage in self-help, the Company would attempt to obtain an injunction against such activities, although there is no controlling judicial authority that specifically addresses this issue. Failure to obtain such an injunction could lead to a strike or other form of self-help which could have a material adverse effect on the Company.

The Company has also commenced proceedings under Section 1114 of the Bankruptcy Code in conjunction with its Section 1113(c) hearings pursuant to which the Company is seeking reductions in the costs it incurs to provide medical benefits to retirees.

Securities Trading Matters. On October 28, 2005, the Bankruptcy Court entered an order that restricts the trading of the common stock and debt interests in the Company. The purpose of the order is to ensure that the Company does not lose the benefit of its net operating loss carryforwards (“NOLs”) for tax purposes. Under federal and state income tax law, NOLs can be used to offset future taxable income, and thus are a valuable asset of the Debtors’ estate. Certain trading in the Company’s stock (or debt when the Company is in bankruptcy) could adversely affect the Company’s ability to use the NOLs. Thus, the Company obtained an order that enables it to closely monitor certain transfers of stock and claims and restrict those transfers that may compromise the Company’s ability to use its NOLs.

The Company’s common stock ceased trading on the NASDAQ stock market on September 26, 2005 and now trades in the “over-the-counter” market under the symbol NWACQ.PK. However, the Company currently believes that no value will be ascribed to the Company’s outstanding common stock, preferred redeemable stock, or other equity securities in any plan of reorganization.

The New York Stock Exchange advised the Company on September 15, 2005 that trading in Northwest’s 10.5% Class D Pass Through Certificates, Series 2003-1 due April 1, 2009, ticker symbol NWB RP09, as well as the 9.5% Senior Quarterly Interest Bonds due August 15, 2039 (QUIBS), ticker symbol NWB, was suspended. The QUIBS can still be traded on the “over-the-counter” market under the symbol NWBBQ.PK; however, the Company is no longer accruing or paying interest.

Plan of Reorganization. In order to exit Chapter 11 successfully, the Company must propose, and obtain confirmation by the Bankruptcy Court of, a plan of reorganization that satisfies the requirements of the Bankruptcy Code. A plan of reorganization would resolve, among other things, the Debtors’ pre-petition obligations and set forth the revised capital structure of the newly reorganized entity. The Debtors have the exclusive right for 120 days from the Petition Date to file a plan of reorganization and, if they do so, 60 additional days to obtain necessary acceptance of the plan. On January 10, 2006, pursuant to Section 1121(d) of the Bankruptcy Code, the Bankruptcy Court approved a motion filed by the Debtors to extend the deadline of the Debtors’ exclusive right to file a plan of reorganization and the deadline to obtain necessary acceptance of the plan to July 13, 2006 and September 12, 2006, respectively.

A plan of reorganization must be voted on by holders of impaired claims and equity interests, and must satisfy certain requirements of the Bankruptcy Code and, as noted above, be confirmed by the Bankruptcy Court. A plan has been accepted by holders of claims against and equity interests in a Debtor if (1) at least one-half in number and two-thirds in dollar amount of claims actually voting in each impaired class of claims have voted to accept the plan and (2) at least two-thirds in amount of equity interests actually voting in each impaired class of equity interests have voted to accept the plan. Under certain circumstances set forth in the provisions of section 1129(b) of the Bankruptcy Code, the Bankruptcy Court may confirm a plan even if such plan has not been accepted by all impaired classes of claims and equity interests. A class of claims or an equity interest that does not receive or retain any property under the plan on account of such claims or interests is deemed to have voted to reject the plan. The precise requirements and evidentiary showing for confirming a plan, notwithstanding its rejection by one or more impaired classes of claims or equity interests, depends upon a number of factors, including the status and seniority of the claims or equity interests in rejecting class, i.e., secured claims or unsecured claims, subordinated or senior claims, preferred or common stock.

Although the Debtors expect to develop a reorganization plan during 2006 for emergence from Chapter 11, or obtain additional extensions to its exclusivity period, there can be no assurance that a reorganization plan will be proposed by the Debtors within the required timeframe or that additional extensions, if required, will be approved. Also, there is no assurance that the proposed plan will be approved by claim holders or confirmed by the Bankruptcy Court.

Note 3 – Reorganization Related Items

The condensed consolidated financial statements have been prepared in accordance with SOP 90-7 and on a going concern basis that contemplates continuity of operations, realization of assets and liquidation of post-petition liabilities in the ordinary course of business. In accordance with SOP 90-7, the financial statements for the periods presented distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the Company.

Reorganization items recorded during the month ended April 30, 2006 consisted primarily of charges related to the restructuring of aircraft leases and debt. Restructured aircraft lease/debt charges are non-cash costs that include the estimated claims resulting from the Company’s renegotiation of certain aircraft obligations. These claims remain subject to future adjustments arising from negotiated settlements, actions of the Bankruptcy Court, the determination as to the value of any collateral securing claims, proofs of claim or other events.

Net reorganization items, as shown on the Condensed Consolidated Statement of Operations, consist of the following:

(in millions)	Month ended April 30, 2006
Restructured aircraft lease/debt charges	311
Other	(2)
Total reorganization expenses, net	$309

Note 4 – Liabilities Subject to Compromise

Liabilities subject to compromise refers to both secured and unsecured obligations that will be accounted for under a plan of reorganization, including claims incurred prior to the Petition Date. They represent the estimated amount expected to be allowed on known or potential claims to be resolved through the Chapter 11 process, and remain subject to future adjustments arising from negotiated settlements, actions of the Bankruptcy Court, rejection of executory contracts and unexpired leases, the determination as to the value of any collateral securing claims, proofs of claim or other events.

The Debtors have endeavored to notify all of their known or potential creditors whose claims are subject to the Chapter 11 cases. Subject to certain exceptions under the Bankruptcy Code, the Chapter 11 filings automatically stayed the continuation of any judicial or administrative proceedings or other actions against the Debtors or their property to recover on, collect or secure a claim arising prior to the time of filing on September 14, 2005. The deadline for creditors to file proofs of claim with the Bankruptcy Court (the “Bar Date”) has not yet been determined. A proof of claim arising from the rejection of an executory contract or an unexpired lease must be filed by the later of the Bar Date or thirty days from the effective date of the authorized rejection.

Differences between liability amounts the Company has estimated and future claims to be filed by its creditors will be examined by the Debtors and, if necessary, will be subject to a final determination of the allowable claims by the Bankruptcy Court. The determination of how these liabilities will ultimately be treated will not be known until an approved plan of reorganization is confirmed by the Bankruptcy Court and the claims resolution process is complete. Completion of the claims resolution process may occur well after confirmation of a plan of reorganization. The Company will continue to evaluate the amounts of these liabilities through the remainder of the Chapter 11 process. To the extent that the Company identifies additional amounts subject to compromise, they will be recognized accordingly. As a result, the amounts of liabilities subject to compromise are subject to change.

Subsequent to its Chapter 11 filing, the Company recorded post-petition interest expense on pre-petition obligations only to the extent it believes the interest will be paid during the bankruptcy proceeding or that it is probable that the interest will be an allowed claim. Had the Company recorded interest expense based on its pre-petition contractual obligations, post-petition interest expense would have increased by $16.5 million during the month ended April 30, 2006.

At April 30, 2006, the Company had liabilities subject to compromise of $14.8 billion, consisting of the following (in millions):

Debt, including accrued interest	$7,042
Pension, postretirement and other employee related expenses	3,898
Aircraft-related accruals and deferrals	2,736
Capital lease obligations, including accrued interest	239
Accounts payable and other liabilities	896
Total liabilities subject to compromise	$14,811

In addition to the $14.8 billion of liabilities subject to compromise itemized above, the Company’s $279 million of Preferred Redeemable Stock is also subject to compromise. This preferred security is not presented as a liability on the Company’s Condensed Consolidated Balance Sheets due to its conversion features, as required by the provisions of SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.

Note 5 – Taxes and Insurance

All post-petition tax obligations have been fully paid to the proper taxing authorities when due for the current month. Additionally, all insurance premiums have been fully paid to the proper insurance company or broker when due during the current month, and all insurance policies are in force as of April 30, 2006.

Northwest Airlines Corporation

(Debtor-in-Possession)

Detail of Disbursements By Filing Debtor Entity

for the month ended April 30, 2006

(Unaudited, in thousands)

Debtor Name	Case Number	Disbursement Total	Notes

NWA Fuel Services Corporation	05-17925 (alg)	$23,479
Northwest Aerospace Training Corp.	05-17944 (alg)	—
Northwest Airlines Holdings Corporation	05-17938 (alg)	22
NWA Inc.	05-17940 (alg)	61
Northwest Airlines, Inc.	05-17933 (alg)	967,613	(1)
MLT Inc.	05-17948 (alg)	42,552
Northwest Airlines Corporation	05-17930 (alg)	—	(2)
NWA Retail Sales Inc.	05-17950 (alg)	28	(2)
Montana Enterprises, Inc.	05-17952 (alg)	—	(3)
NW Red Baron LLC	05-17953 (alg)	—	(3)
Compass Airlines, Inc.	05-17949 (alg)	120	(2)
Aircraft Foreign Sales, Inc.	05-17955 (alg)	—	(3)
NWA Worldclub, Inc.	05-17956 (alg)	—	(3)
NWA Aircraft Finance, Inc.	05-19287 (alg)	—	(2)(4)

	Total	$1,033,875

(1)

Excludes certain operating expenditures mainly at foreign stations and related primarily to customer travel. In relation to the level of monthly disbursements, these are de minimis. Inclusion of such amounts would not change the quarterly fee, as the amount excluding such activity for the associated debtor already exceeds the maximum threshold amount.

(2)	Company with irregular monthly disbursements.
(3)	Inactive company - no activity.
(4)	Company filed for bankruptcy on September 30, 2005.

Schedule 1

Northwest Airlines Corporation
(Debtor-in-Possession)
for the month ended April 30, 2006

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Total Debtor			Northwest
	Companies	Total	Debtor to	Airlines
	Net of	Non-Debtor	Non-Debtor	Corporation
(Unaudited, in millions)	Eliminations	Companies	Eliminations	Consolidated
Operating Revenues
Passenger	$756	$—	$—	$756
Regional carrier revenues	126	—	—	126
Cargo	77	—	—	77
Other	81	5	(5)	81
Total operating revenues	1,040	5	(5)	1,040

Operating Expenses
Salaries, wages and benefits	220	—	—	220
Aircraft fuel and taxes	281	—	—	281
Selling and marketing	62	—	—	62
Aircraft maintenance materials and repairs	57	—	—	57
Other rentals and landing fees	50	—	(1)	49
Depreciation and amortization	43	2	—	45
Aircraft rentals	22	—	(4)	18
Regional carrier expenses	122	—	—	122
Other	133	—	—	133
Total operating expenses	990	2	(5)	987

Operating Income (Loss)	50	3	—	53

Other Income (Expense)
Interest expense, net	(44)	(4)	2	(46)
Investment income	6	2	(2)	6
Reorganization items, net	(309)	—	—	(309)
Other, net	2	4	(5)	1
Total other income (expense)	(345)	2	(5)	(348)

Income (Loss) Before Income Taxes	(295)	5	(5)	(295)

Income tax expense (benefit)	—	—	—	—

Net Income (Loss)	$(295)	$5	$(5)	$(295)

Schedule 2

Northwest Airlines Corporation
(Debtor-in-Possession)
as of April 30, 2006

CONDENSED CONSOLIDATING BALANCE SHEETS

	Total Debtor			Northwest
	Companies	Total	Debtor to	Airlines
	Net of	Non-Debtor	Non-Debtor	Corporation
(Unaudited, in millions)	Eliminations	Companies	Eliminations	Consolidated
Assets

Current Assets
Cash and cash equivalents	$776	$34	$—	$810
Unrestricted short-term investments	595	—	—	595
Restricted cash, cash equivalents, and short-term investments	580	11	—	591
Accounts receivable, net	694	19	—	713
Flight equipment spare parts, net	127	—	—	127
Prepaid expenses and other	(90)	489	(1)	398
Total current assets	2,682	553	(1)	3,234

Property and Equipment
Flight equipment, net	7,164	293	—	7,457
Other property and equipment, net	724	23	—	747
Total property and equipment	7,888	316	—	8,204

Flight Equipment Under Capital Leases, net	13	9	—	22

Other Assets
Intangible pension asset	363	—	—	363
International routes	634	—	—	634
Investments in affiliated companies	540	1	(498)	43
Other	968	(28)	—	940
Total other assets	2,505	(27)	(498)	1,980
Total Assets	$13,088	$851	$(499)	$13,440

Liabilities and Stockholders’ Equity (Deficit)

Current Liabilities
Air traffic liability	$1,888	$—	$—	$1,888
Accounts payable and other liabilities	1,438	42	(1)	1,479
Current maturities of long-term debt and capital lease obligations	84	20	—	104
Total current liabilities	3,410	62	(1)	3,471

Long-Term Debt	1,141	297	—	1,438

Deferred Credits and Other Liabilities
Long-term pension and postretirement health care benefits	364	—	—	364
Other	80	2	16	98
Total deferred credits and other liabilities	444	2	16	462

Liabilities Subject to Compromise	14,835	—	(24)	14,811

Preferred Redeemable Stock Subject to Compromise	279	—	—	279

Common Stockholders’ Equity (Deficit)
Common stock	1	14	(14)	1
Additional paid-in capital	1,502	105	(105)	1,502
Accumulated deficit	(5,947)	390	(390)	(5,947)
Accumulated other comprehensive income (loss)	(1,564)	(3)	3	(1,564)
Treasury stock	(1,013)	(16)	16	(1,013)
Total common stockholders’ equity (deficit)	(7,021)	490	(490)	(7,021)
Total Liabilities and Stockholders’ Equity (Deficit)	$13,088	$851	$(499)	$13,440

Schedule 3

Northwest Airlines Corporation

(Debtor-in-Possession)

for the month ended April 30, 2006

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Total Debtor			Northwest
	Companies	Total	Debtor to	Airlines
	Net of	Non-Debtor	Non-Debtor	Corporation
(Unaudited, in millions)	Eliminations	Companies	Eliminations	Consolidated
Cash Flows from Operating Activities
Net income (loss)	$(295)	$5	$(5)	$(295)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	43	2	—	45
Pension and other postretirement benefit contributions less than expense	17	—	—	17
Changes in certain assets and liabilities	68	(9)	—	59
Long-term vendor deposits/holdbacks	(47)	—	—	(47)
Reorganization items	309	—	—	309
Other, net	5	2	5	12
Net cash provided by (used in) operating activities	100	—	—	100

Cash Flows from Reorganization Activities
Net cash provided by (used in) reorganization activities	23	—	—	23

Cash Flows from Investing Activities
Capital expenditures	(26)	—	—	(26)
Proceeds from sales of short-term investments	9	—	—	9
Decrease (increase) in restricted cash, cash equivalents and short-term investments	61	—	—	61
Net cash provided by (used in) investing activities	44	—	—	44

Cash Flows from Financing Activities
Payments of long-term debt and capital lease obligations	(34)	—	—	(34)
Net cash provided by (used in) financing activities	(34)	—	—	(34)

Increase (Decrease) in Cash and Cash Equivalents	133	—	—	133

Cash and cash equivalents at beginning of period	643	34	—	677
Cash and cash equivalents at end of period	$776	$34	$—	$810

Cash and cash equivalents and unrestricted short-term investments at end of period	$1,371	$34	$—	$1,405

Schedule 4

Northwest Airlines Corporation

(Debtor-in-Possession)

Schedule of Payments to Ordinary Course Professionals

for the month ended April 30, 2006

	Amount Due for			Amount Paid to
	Services Rendered for		Amount Due for	Firm for the
	the month ended		Services Rendered	month ended	Amount Paid to Firm
Ordinary Course Professional	April 30, 2006		Case to Date	April 30, 2006	Case to Date
A&S Associate	$—		$—	$—	$—
Alan Tilles - Shulman, Rogers, Gandal	568		13,258	1,646	10,548
Alfredo Sanchez Navarro	—		—	—	—
Anagnostopoulos, Bazinas, Fifis	—		—	—	—
APA Law Office	—		—	—	—
ApplEcon, LLC	—		—	—	—
Arvode	—		7,887	—	—
Baker & Hostetler LLP	—		470	—	—
Baker & McKenzie	—		17,877	—	17,230
Baker Botts	10,810		111,017	8,230	36,522
Baker, Donelson, Bearman, Caldwell & Berkowitz	18,000		136,784	46	118,784
Barger & Wolen LLP	—		—	—	—
Barnes & Thornburg	—		155	—	155
Barrosa & Porciuncula Law Office	—		—	—	—
Barry Hirsch, Ph.D.	—		—	—	—
Beck & Tysver	—		2,562	2,562	2,562
Bersenas Jacobsen Chouest Thomson Blackburn LLP	—		1,868	—	1,869
Bingham McCutchen LLP	—		3,827	—	1,929
Blank Rome LLP	—		743	—	—
Bonner & Borhart, LLP	16,730		115,060	9,961	98,331
Brief, Justice, Carmen & Kleiman LLP	—		4,938	—	4,938
Briggs & Morgan	100,000	(1)	738,567	—	290,040
Bryan Cave Strategies	25,000		188,508	25,000	163,508
Buchman Law Firm, LLP	—		838	—	838
Capitol Tax Partners	15,000		113,000	15,000	98,000
Cathy Abernathy Consultants	15,000		114,821	15,419	99,090
Cauthen Forbes & Williams	5,000		37,667	5,000	32,667
Clark & Company	—		10,377	—	9,693
Clark & Knasel, P.C.	—		408	—	408
Condon & Forsyth LLP	—		8,017	5,536	6,412
Crowell & Moring	—		17,748	—	—
D L Rothberg & Associates, PC	—		3,846	—	—
Daugherty, Fowler, Peregrin & Haught	21,000		132,948	25,487	71,215
David Fernandez	—		224	—	—
David Keltie Associates	—		—	—	—
Davis, Wright, Tremaine LLP	—		—	—	—
Deacons	—		1,186	—	1,186
Dechert LLP	—		568	—	—
Deloitte & Touche	—		485,000	—	—
Dharmniti Auditing Co., Ltd	—		—	—	—
Dickinson, Wright PLLC	3,000		20,017	—	—
Domnern, Somgiat Boonma	—		—	—	—
Dr. Zanick - Park Nicollet	35,417		266,805	35,417	195,972
Drinker Biddle	—		—	—	—
Ducharme, McMillen & Associates	246,209	(1)	492,054	196,676	196,676
Dudley Topper	—		44	—	—
Econ One	—		21,378	—	—

(1)

Amounts in excess of the Court ordered average $50,000 per month fee cap shall be subject to the prior approval of the Court in accordance with sections 330 and 331 of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules for the Southern District of New York, orders of this Court, and the Fee Guidelines promulgated by the Executive Office of the United States Trustee.

Schedule 4

Northwest Airlines Corporation

(Debtor-in-Possession)

Schedule of Payments to Ordinary Course Professionals

for the month ended April 30, 2006

	Amount Due for		Amount Paid to
	Services Rendered for	Amount Due for	Firm for the
	the month ended	Services Rendered	month ended	Amount Paid to Firm
Ordinary Course Professional	April 30, 2006	Case to Date	April 30, 2006	Case to Date
Eric Johnson	$4,000	$30,133	$—	$26,133
Erin Kelly	2,003	16,620	2,450	15,255
Farris, Mathews, Branan, Bobango, Hellen & Dunlap PLC	—	—	—	—
Fasken, Martineau, DuMoulin LLP	1,500	25,435	3,608	22,488
Fierce Isakowitz & Blalock	20,259	142,642	—	122,383
Fisher & Phillips LLP	—	—	—	—
Foley Hoag LLP	—	4,193	—	4,193
Follosco Morallos & Herce	—	—	—	—
Ford & Harrison	—	—	—	—
Fredrikson & Byron	5,882	69,337	42,591	54,539
Fried, Frank, Harris, Shriver & Jacobson	—	—	—	—
Friedman, Suder & Cooke	—	—	—	—
Bernard Haberman	—	650	—	650
Fujikura Clinic	—	—	—	—
Gale Rubenstein	—	—	—	—
Goldfarb & Lipman	—	5,309	—	4,134
Grant Thornton	—	—	—	—
Greenberg Traurig, LLP	—	—	—	—
Halleland, Lewis, Nilan, Sipkins and Johnson	—	5,170	—	—
Healthy Medicine Society	—	—	—	—
Hocker Rueb Doeleman	—	1,506	1,141	1,141
Holland & Hart LLP	—	259	—	259
Honigman, Miller, Schwartz & Cohn	10,863	82,688	—	42,431
Hughes, Hubbard & Reed LLP	—	5,048	—	5,048
Inoue Public Relations, Inc.	10,266	71,638	10,120	61,372
Ion Global Hong Kong	—	—	—	—
ITA, LLC	—	—	—	—
Jackson & Kelly PLLC	—	7,659	2,578	5,507
Jackson, Lewis LLP	—	—	—	—
Jacob & Weingarten	1,350	9,755	700	4,537
James Ashe-Taylor	—	—	—	—
James Gillula, Ph.D.	—	—	—	—
Jenkens & Gilchrist	—	—	—	—
Jessika Li-Juan Ko	—	18,746	—	10,121
Jockman Linguistic Services	—	—	—	—
John Holden	2,550	27,689	1,125	25,139
John Trerotola	6,018	47,093	7,250	41,075
Jorge de Regil	—	—	—	—
Kathrun Mary Rios	4,838	23,351	4,490	20,345
Kaufman & Canoles	—	2,554	—	2,554
Kenney & Markowitz	—	553	—	553
Kiesewetter, Wise, Kaplan, Schwimmer & Prather, PLC	—	470	—	235
Kilpatrick Stockton LLP	—	6,950	2,377	6,771

(1)

Amounts in excess of the Court ordered average $50,000 per month fee cap shall be subject to the prior approval of the Court in accordance with sections 330 and 331 of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules for the Southern District of New York, orders of this Court, and the Fee Guidelines promulgated by the Executive Office of the United States Trustee.

Schedule 4

Northwest Airlines Corporation

(Debtor-in-Possession)

Schedule of Payments to Ordinary Course Professionals

for the month ended April 30, 2006

	Amount Due for		Amount Paid to
	Services Rendered for	Amount Due for	Firm for the
	the month ended	Services Rendered	month ended	Amount Paid to Firm
Ordinary Course Professional	April 30, 2006	Case to Date	April 30, 2006	Case to Date
Kim & Chang	$—	$13,627	$10,576	$10,576
King & Spalding	48,000	369,693	58,432	258,360
Kirkland & Ellis LLP	22,972	127,022	3,072	23,120
KPMG	46,415	158,872	49,530	58,540
Larson Allen	—	33,807	—	25,098
Lee and Li	—	176	—	176
Leonard, Street and Deinard	9,000	52,693	1,889	30,350
Lewis, Fisher, Henderson, Claxton & Mulroy, LLP	—	3,752	—	3,752
Lommen Nelson Law Firm	—	500	—	500
Low Yeap Toh & Goon	—	—	—	—
Loyens & Loeff	—	2,073	—	2,073
Luis Arguelles	—	—	—	—
Marr Hipp Jones & Wang, LLLP	—	1,953	—	948
Masaaki Hasegawa	—	—	—	—
Maxwell & Milder	—	45,333	—	45,333
McKool Smith	—	1,137	—	1,137
Mercer	776	22,242	3,865	16,039
Michael L. Wachter, Ph.D.	—	3,600	—	3,600
Miller, Canfield, Paddock & Stone	—	503	—	503
Miller Thomson Pouliot LLP	—	531	—	531
MindShare Japan	—	—	—	—
Morrison, Cohen, Singer & Weinstein	—	1,040	—	432
Muchmore Harrington Smalley & Associates	—	—	—	—
Nagashima Ohno & Tsunematsu	25,000	220,288	—	—
New-Tech International	—	3,715	—	3,715
Nielsen, Merksamer, Parrinello, Mueller & Naylor LLP	—	—	—	—
Nixon Peabody LLP	—	—	—	—
Nutter, McClennen & Fish	—	24,514	7,074	10,451
Ogletree, Deakins, Nash, Smoak & Stewart PC	20,000	82,321	9,307	23,277
Oglivy & Mather Japan	—	—	—	—
O’Keefe Lyons & Hynes, LLC	—	15,833	—	15,833
O’Melveny & Myers LLP	7,500	252,754	38,247	88,242
ORC Worldwide	—	8,980	—	8,980
Orrick, Herrington & Sutcliffe, LLP	—	1,656	—	1,656
Osborn Maledon, P.A.	—	—	—	—
Patrick Mirandah Co.	—	1,233	—	535
Paula Forbes	—	11,983	—	11,983
Perkins Coie	—	3,941	—	—
Piper Rudnick LLP	1,563	175,915	1,530	141,573
Poblandor Bautista & Reyes Law Offices	—	—	—	—
Preston, Gates & Ellis	—	—	—	—
PriceWaterhouseCoopers	—	—	—	—
Proskauer Rose LLP	—	24,456	495	4,461

(1)

Amounts in excess of the Court ordered average $50,000 per month fee cap shall be subject to the prior approval of the Court in accordance with sections 330 and 331 of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules for the Southern District of New York, orders of this Court, and the Fee Guidelines promulgated by the Executive Office of the United States Trustee.

Schedule 4

Northwest Airlines Corporation

(Debtor-in-Possession)

Schedule of Payments to Ordinary Course Professionals

for the month ended April 30, 2006

	Amount Due for		Amount Paid to
	Services Rendered for	Amount Due for	Firm for the
	the month ended	Services Rendered	month ended	Amount Paid to Firm
Ordinary Course Professional	April 30, 2006	Case to Date	April 30, 2006	Case to Date
Quarles & Brady LLP	$3,000	$74,616	$3,000	$68,616
Quisumbing, Torres & Evangelista	—	1,043	—	1,043
Richard Hohlt & Associates	—	30,000	—	15,000
Richard, Layton & Finger	—	3,811	—	—
Riches, McKenzie & Herbert	502	681	—	179
Rinku Town Clinic	—	—	—	—
Robbins, Russell, Englert, Orseck & Untereir LLP	641	24,326	105	17,685
Robert Brodin	40,000	301,333	40,000	301,333
Roberta Herbst	1,430	16,150	2,730	15,240
Ron Jerich & Associates	4,000	16,667	4,000	12,667
Ryan & Company	—	—	—	—
Samil Accounting Corp.	—	—	—	—
Samjong Accounting Corporation	—	—	—	—
Samsin HR Korea	—	—	—	—
Seer Consulting	—	—	—	—
Sherman & Howard L.L.C.	—	589	—	589
Shook, Hardy & Bacon LLP	—	—	—	—
Shook Lin & Bok	—	—	—	—
Shumaker and Sieffert	—	14,297	1,405	12,947
Sidley, Austin, Brown & Wood LLP	—	22,519	4,034	14,352
Siegel Moses & Schoenstadt	—	—	—	—
Skene Law Firm, P.C.	104	1,154	471	471
SMC Investigations, LLC	—	—	—	—
Smith & Williams	—	—	—	—
Sonier Poulain & Associates	—	—	—	—
Steptoe & Johnson	—	—	—	—
Stikeman Elliot LLP	—	3,801	310	1,543
Stinson, Morrison Hecker	—	—	—	—
Strategic Federal Affairs	10,000	65,333	10,000	55,333
Sullivan & Baldick	18,000	170,910	18,000	143,310
Sullivan & Cromwell	—	—	—	—
Sunrise Research	2,500	12,700	—	5,200
Susman Godfrey	—	12,222	—	—
Sycip Gorres Velayo & Co.	—	—	—	—
Sycip Salazar Hernandez & Gatmaitan	—	6,019	—	6,019
Symphony Incorporations	—	381	—	—
The Capitol Group LLC	2,000	15,067	—	11,067
TheMIGroup	—	—	—	—
Theresa Schulz	3,010	16,258	3,465	13,248
Torkildson, Katz, Fonseca, Jaffe, Moore and Hetherington	—	150	—	—
Troutman Sanders LLP	27,500	215,136	—	71,812
Ushijima, Teramae & Wade Law Firm	2,000	42,554	—	—
Van Mens & Wesselink	—	21,898	—	—
Vaughan & Murphy	—	—	—	—
Vaughn-Lee & Associates	—	3,940	—	3,940

(1)

Amounts in excess of the Court ordered average $50,000 per month fee cap shall be subject to the prior approval of the Court in accordance with sections 330 and 331 of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules for the Southern District of New York, orders of this Court, and the Fee Guidelines promulgated by the Executive Office of the United States Trustee.

Schedule 4

Northwest Airlines Corporation

(Debtor-in-Possession)

Schedule of Payments to Ordinary Course Professionals

for the month ended April 30, 2006

	Amount Due for		Amount Paid to
	Services Rendered for	Amount Due for	Firm for the
	the month ended	Services Rendered	month ended	Amount Paid to Firm
Ordinary Course Professional	April 30, 2006	Case to Date	April 30, 2006	Case to Date
Venable LLP	$—	$4,644	$327	$3,026
Vercruysse, Murray & Calzone	501	26,552	8,759	15,917
Vertex Tax Technology Enterprise	—	58,401	47,318	58,400
Virtual Communications, Inc.	—	—	—	—
Ward & Olivo	—	67,167	—	34,283
Wiener & Associates	2,000	15,067	2,000	13,067
White & Case	—	44,508	6,411	6,411
Wiggin & Nourie, P.A.	—	877	72	877
Wiley Rein & Fielding LLP	35,000	148,764	26,854	61,902
Winterbauer & Diamond PLLC	—	2,358	—	358
Winthrop & Weinstine	4,000	16,000	4,000	16,000
Yoshie Ogawa	10,833	90,620	—	79,787
Zuckert, Scoutt & Rasenberger LLP	2,500	56,920	—	41,739
TOTALS	$932,009	$6,967,488	$791,687	$3,830,568

(1)

Amounts in excess of the Court ordered average $50,000 per month fee cap shall be subject to the prior approval of the Court in accordance with sections 330 and 331 of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules for the Southern District of New York, orders of this Court, and the Fee Guidelines promulgated by the Executive Office of the United States Trustee.